Invesco Tax-Exempt Securities Fund                               SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending:        12/31/2010
File number:              811-7890
Series No.:               6

72DD. 1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                  $      7,384
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class B                         $ 1,257
        Class C                           $ 982
        Class R                        $ 24,861
        Class Y


73A.    Payments per share outstanding during the entire current period:
        (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                          0.4850
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class B                          0.4489
        Class C                          0.4364
        Class Y                          0.5117


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                          15,451
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                           2,021
        Class C                           2,337
        Class Y                          46,053


74V.  1 Net asset value per share (to nearest cent)
        Class A                         $ 10.39
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                         $ 10.44
        Class C                         $ 10.40
        Class Y                         $ 10.39